Exhibit (a)(1)(ix)

EMAIL TO ALL EMPLOYEES FROM JOHN RITCHIE, EFI’S CHIEF FINANCIAL OFFICER,

DATED NOVEMBER 20, 2009.

Team,

This morning, EFI announced the commencement and the terms of its buyback program that will be executed through a tender offer of up to 4,500,000 shares of common stock. The type of program we are using is referred to as a Modified “Dutch Auction” Tender Offer (TO).

This offer is unrelated to the recently completed employee stock option exchange whereby you were offered the opportunity to exchange underwater options for newly-issued restricted stock units (RSUs) or, in certain circumstances, for cash.

Unlike the employee fair value exchange tender offer, this TO is open to all shareholders of EFI, except our directors and executive officers. You are a shareholder of EFI if you own shares of EFI’s common stock through, any of the following examples;

•	Purchases under our Employee Stock Purchase Plan (ESPP)
•	Vested restricted stock
•	Exercise of options
•	Open market purchase

The Offer to Purchase and related documents are being mailed to registered stockholders and will also be made available for distribution to owners of EFI common stock. Mellon Investor Services LLC is the depositary and information agent for the tender offer and if you have any questions concerning the tender offer or want to request copies of the tender offer documents, you can contact them at (866) 281-4269 (toll free).

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF EFI COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, AND RELATED MATERIALS THAT EFI WILL SHORTLY BE DISTRIBUTING TO ITS STOCKHOLDERS AND FILING WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

John Ritchie

CFO